SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported): May 7, 2009 (May 5, 2009)

ORRSTOWN FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA

(State or other jurisdiction of incorporation)

001-34292	23-2530374
(Commission file number)	(IRS employer ID)

77 East King Street, Shippensburg, Pennsylvania	17257
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code – (717) 532-6114

NONE

(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Chief Executive Officer Retires.

On May 5, 2009, Orrstown Financial Services, Inc. (the “Company”) announced the retirement of Kenneth R. Shoemaker, President and Chief Executive Officer of the Company and its wholly-owned subsidiary, Orrstown Bank (the “Bank”). Mr. Shoemaker will continue to serve the Company and the Bank as “President Emeritus,” Corporate Secretary and as a Director and member of the Executive Committees of the Boards of Directors of the Company and the Bank. The Company and the Bank entered into with Mr. Shoemaker an Executive Employment Agreement dated May 13, 2008 providing for a three (3) year term beginning May 5, 2009. The Executive Employment Agreement is described in and attached as an Exhibit to the Company’s Report on Form 8-K filed May 14, 2008.

(c) (d) Company appoints New Chief Executive Officer and Director

On May 5, 2009, the Company announced the appointment of Thomas R. Quinn, Jr., 50, as President and Chief Executive Officer of the Company and of the Bank, and of the further appointment of Mr. Quinn as a Class B Director of the Company and as a Director of the Bank. Mr. Quinn also has been appointed to serve on the Executive Committees of the Boards of Directors of the Company and of the Bank.

Mr. Quinn began his employment with the Company and the Bank on March 2, 2009 as President-Elect. Prior to joining the Company and the Bank, Mr. Quinn served most recently as President and Chief Executive Officer of Fifth Third Bank’s South Florida Affiliate. Prior to joining Fifth Third, Mr. Quinn was associated with Citigroup in a variety of executive positions.

The Company entered into with Mr. Quinn an Executive Employment Agreement and a Change in Control Agreement, each dated March 1, 2009. The Executive Employment Agreement provides for a two (2) year term to expire February 28, 2011 and an initial annual base salary at a rate of $375,000 per year. Under the Executive Employment Agreement, Mr. Quinn is eligible to receive annual incentive payments as determined by the Compensation Committee of the Bank under the Company’s Executive Incentive Plan and equity incentive awards under the Company’s equity-based compensation plans, and is eligible to participate in any retirement plan, deferred compensation plan, welfare benefit plan or other benefit program in which the senior executive officers of the Company are eligible to participate.

The Executive Employment Agreement provides Mr. Quinn with a $55,000 relocation allowance, reimbursement of business expenses in accordance with Company policies and procedures, twenty (20) days paid vacation each calendar year, use of a Bank owned automobile and a country club membership.

During the term of the Executive Employment Agreement, the Company and the Bank have agreed to cause Mr. Quinn to be elected to the Board of Directors of the Bank and nominated for election to the Board of Directors of the Company in connection with each election of directors wherein his term of office otherwise would expire.

The Executive Employment Agreement contains customary nondisclosure, nonsolicitation and mutual nondisparagement provisions and a one year restrictive covenant within 80 miles of Shippensburg, Pennsylvania after voluntary or involuntary termination of Mr. Quinn’s employment with the Company and the Bank.

The Executive Employment Agreement provides that the Company and the Bank may terminate Mr. Quinn’s employment for “cause,” defined to mean (i) the failure by Mr. Quinn to substantially perform his duties after written notice; (ii) the engagement by Mr. Quinn in serious misconduct injurious to the Company or the Bank; (iii) the violation by Mr. Quinn of the nondisclosure, nonsolicitation or restrictive covenants after written notice and a failure to cure the violation; (iv) dishonesty or gross negligence by Mr. Quinn in the performance of his duties; (v) breach by Mr. Quinn of his fiduciary duties; (vi) violation by Mr. Quinn of any law, rule or regulation governing banks or bank officers or any final and unappealable order issued by any bank regulatory authority which actually and materially harms the business of the Company or Bank, or (vii) moral turpitude or other serious misconduct on the part of Mr. Quinn which brings material public discredit to the Company or Bank.

The Executive Employment Agreement further provides that Mr. Quinn may resign upon ninety (90) days prior written notice, or may terminate his employment for “good reason,” defined as: (i) a diminution in his base salary; (ii) a diminution in his authority, duties or responsibilities; (iii) an imposition of a requirement that he report to an officer or employee of the Company or the Bank rather than reporting directly to the Board of Directors; (iv) a material diminution in the budget over which he retains authority; (v) a material change in the geographic location of his primary office; or (vi) any other action or inaction that constitutes a material breach of the Agreement by the Company or the Bank, in all cases after notice to the Company or the Bank within ninety (90) days after the initial existence of such condition and the failure of the Company or Bank to cure the situation within thirty (30) days after notice.

The Executive Employment Agreement contains provisions intending that payments thereunder comply with the provisions of Section 409A of the Internal Revenue Code.

The Executive Employment Agreement provides that the Company and the Bank will indemnify Mr. Quinn to the fullest extent permitted by the respective By-laws of the Company and of the Bank and by the laws of the Commonwealth of Pennsylvania.

Subject to the right of Mr. Quinn to resign at any time upon ninety (90) days prior notice, the Executive Employment Agreement provides that the Company and the Bank may renew or extend the term of the Agreement for one or more successive two (2) year terms by written notice to Mr. Quinn not later than 120 days prior to the expiration of the then current term. In the event the Company and the Bank would not renew or extend the term of the Agreement, and Mr. Quinn’s employment with the Company and the Bank would terminate upon the expiration of the then current term, the Executive Employment Agreement provides for the Bank to pay to Mr. Quinn in a lump sum an amount equal to five (5) months of his base salary and the continuation for a period of five (5) months of life insurance, health and dental plans and other employee benefit plans made available to and on a cost sharing basis consistent with all employees of the Company and the Bank.

The Change in Control Agreement provides that the Company and the Bank are to pay to Mr. Quinn the specified amounts of cash compensation and provide the specified health and welfare benefits in the event that his employment is terminated by the Company or Bank without cause or by Mr. Quinn for good reason within two (2) years after the occurrence of a change in control. “Cause” and “good reason” are to have the same definitions for purposes of the Change in Control Agreement as they have under the Executive Employment Agreement.

The Change in Control Agreement defines “change in control” as: (a) a merger, consolidation or division of the Company or the Bank, the sale of substantially all of the assets of the Company or the Bank, or the purchase by the Company or Bank of substantially all of the assets of another entity; (b) any person becomes the beneficial owner of 20% or more the Company’s common stock; (c) during any consecutive two (2) year period more than 50% of the Board of Directors of the Company at the beginning of the period cease to be directors unless the election of each new director was approved in advance by two thirds of the directors at the beginning of the period; or (d) any other change in control of the Company or the Bank similar in effect as determined by the Board of Directors.

The Change in Control Agreement provides that upon a termination pursuant to a change in control, the Company and Bank are obligated to pay to Mr. Quinn cash compensation in an amount equal to 2.99 times the aggregate of Mr. Quinn’s (1) annual base salary, plus (2) cash bonus and other annual incentive cash compensation for the calendar year immediately before the calendar year in which the termination of employment occurs. If a termination pursuant to a change in control would occur in 2009, the amounts of the cash compensation that would be payable to Mr. Quinn pursuant to the Change in Control Agreement would be $1,125,000. Payment of this cash compensation is to be made in a single lump sum within twenty (20) days after the termination of employment.

The Change in Control Agreement further provides that upon a termination pursuant to a change in control, the Company and the Bank are obligated to provide to Mr. Quinn for a three (3) year term the life, disability, medical/health insurance and other health and welfare benefits in effect immediately prior to the termination pursuant to the change in control. Mr. Quinn, however, will continue to be responsible for the costs of such benefits to the same extent as other similarly situated active employees of the Bank and Mr. Quinn’s spouse and/or eligible defendants will continue to be covered on the same terms that they were covered prior to the termination of employment.

The Change in Control Agreement also provides that in the event the total payments and benefits to be made and provided thereunder, together with any other payments and benefits which Mr. Quinn has the right to receive from the Company and the Bank upon a termination pursuant to a change in control, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, then Mr. Quinn will be entitled to an additional “excise tax adjustment payment” in an amount such that, after the payment of all federal and state income and excise taxes, Mr. Quinn will be in the same after-tax position as if no excise tax had been imposed.

The Change in Control Agreement also contains provisions intending that payments thereunder comply with the provisions of Section 409A of the Internal Revenue Code.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1 Form of Executive Employment Agreement with Kenneth R. Shoemaker, incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed May 14, 2008.

10.2 Form of Executive Employment Agreement with Thomas R. Quinn, Jr., incorporated by reference to Exhibit 10.10 of the Registrant’s Form 10-K for the year ended December 31, 2008.

10.3 Form of Change in Control Agreement with Thomas R. Quinn, Jr., incorporated by reference to Exhibit 10.1(b) of the Registrant’s Form 10-K for the year ended December 31, 2008.

99.1      Press Release issued May 6, 2009 – filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Orrstown Financial Services, Inc.

Date: May 7, 2009	/s/ Bradley S. Everly
Bradley S. Everly, Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Executive Employment Agreement with Kenneth R. Shoemaker, incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed May 14, 2008.

10.2	Form of Executive Employment Agreement with Thomas R. Quinn, Jr., incorporated by reference to Exhibit 10.10 of the Registrant’s Form 10-K for the year ended December 31, 2008.

10.3	Form of Change in Control Agreement with Thomas R. Quinn, Jr., incorporated by reference to Exhibit 10.1(b) of the Registrant’s Form 10-K for the year ended December 31, 2008.

99.1	Press Release issued May 6, 2009 – filed herewith.